United States

Securities and Exchange Commission

Washington, DC 02549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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BTU International, Inc.

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(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

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BTU INTERNATIONAL, INC.

23 Esquire Road

North Billerica, Massachusetts 01862-2596, USA

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

May 18, 2007

Notice is hereby given that the Annual Meeting of Stockholders of BTU International, Inc. (the “Company”) will be held at the offices of the Company, 23 Esquire Road, North Billerica, Massachusetts, at 10:00 A.M. on Friday, May 18, 2007, for the following purposes:

1.	To fix the number of directors at six and to elect six directors to serve for the ensuing year.

2.	To transact any other business that may properly come before the meeting or any adjournment thereof.

Stockholders of record at the close of business on March 29, 2007 are entitled to notice of and to vote at the meeting.

If you are unable to be present personally, please sign and date the enclosed proxy and return it promptly in the enclosed envelope.

By Order of the Board of Directors

JOHN E. BEARD

Secretary

North Billerica, Massachusetts

April 20, 2007

ANNUAL MEETING OF STOCKHOLDERS

May 18, 2007

PROXY STATEMENT

The enclosed proxy is solicited on behalf of the Board of Directors (the “Board”) of BTU International, Inc. (“BTU” or the “Company”) to be voted at the Annual Meeting of Stockholders (the “Meeting”) to be held on May 18, 2007 or at any adjournment thereof. The cost of soliciting proxies will be borne by BTU. Directors, officers and employees of BTU, without additional remuneration, may also solicit proxies by telephone, facsimile or personal interview. BTU will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of shares.

The holders of record of shares of Common Stock, par value $.01 per share, of the Company (the “Common Stock”) at the close of business on March 29, 2007 are entitled to notice and to vote at the Meeting. There were 9,270,974 shares of Common Stock outstanding on that date, each of which is entitled to one vote on each matter to come before the Meeting.

Shares of Common Stock represented by proxies in the form enclosed, if properly executed and returned and not revoked, will be voted as specified, but where no specification is made, the shares will be voted to fix the number of directors at six and for the election as directors of the nominees named below. To be voted, proxies must be filed with the Secretary prior to voting. A proxy may be revoked at any time before it is voted by filing a notice of such revocation with the Secretary.

The holders of a majority of the issued and outstanding shares of Common Stock will constitute a quorum for the transaction of business at the Meeting. Directors are elected by a plurality of the votes cast at the meeting for the election of directors. The person designated as the election inspector will count shares represented by proxies that withhold authority to vote for a nominee for election as a director, or that reflect abstentions or are broker non-votes, only as shares that are present and entitled to vote on the matter for the purposes of determining the presence of a quorum, but abstentions, proxies that withhold authority and broker non-votes will not have any effect on the outcome of voting on the matter.

The Annual Report on Form 10-K for BTU’s fiscal year ended December 31, 2006 has been mailed with this proxy statement and is available on our website at www.btu.com. Stockholders may obtain a free copy of our Annual Report on Form 10-K by sending a request in writing to Tom Kealy at the Company’s address set forth in the Notice of the Annual Meeting or by calling (978) 667- 4111. This proxy statement and the enclosed proxy were mailed to stockholders on the same date as the date of the Notice of Annual Meeting of Stockholders. The principal executive offices of BTU are located at 23 Esquire Road, North Billerica, Massachusetts 01862-2596.

Beneficial Ownership of Shares

The following table sets forth certain information regarding beneficial ownership as of March 29, 2007 of the Company’s Common Stock (i) by each person known by the Company to own beneficially more than 5% of the Company’s Common Stock, (ii) by each of the Company’s directors and nominees, (iii) by each executive officer of the Company listed below in the Summary Compensation Table and (iv) by all directors and executive officers of the Company as a group. Unless otherwise noted below, the address of each person is 23 Esquire Road, North Billerica, MA 01862.

	Common Stock Beneficially Owned (1)
Directors and Executive Officers	Number of Shares	Percent of Class
Paul J. van der Wansem (2)	1,549,500	16.52%
J. Chuan Chu (3)	17,077	*
Joseph F. Wrinn (3)(5)	21,890	*
John E. Beard (3)(6)	27,386	*
G. Mead Wyman (3)	9,277	*
J. Samuel Parkhill (3)	9,277	*
Thomas P. Kealy (3)	24,030	*
James M. Griffin (3)	16,500	*
Thomas F. Nash	3,000	*
All directors and executive officers as a group (9 persons) (4)	1,677,937	18.1%

5% Beneficial Owners
Wellington Management Co., LLP (7) 75 State Street Boston, MA 02109	1,283,160	14.0%

T. Rowe Price Associates, Inc. (8) 100 E. Pratt Street Baltimore, MD 21202	737,400	8.0%

Columbia Management Advisors, Inc. (9) 100 North Tyron Street, Floor 25 Bank of America Corporate Center Charlotte, NC 28255	639,983	7.0%

*	Less than one percent
(1)	Except as otherwise noted, each person or entity named in the table has sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by him or it.
(2)	Includes: (i) 51,000 shares of Common Stock held by trusts, of which Mr. van der Wansem is a trustee, for the benefit of certain members of Mr. van der Wansem’s family (Mr. van der Wansem disclaims beneficial ownership in the shares held in these trusts); (ii) 225,000 shares held in a family limited partnership, in which Mr. van der Wansem is a general partner and a limited partner; (iii) 55,000 shares held by Mrs. van der Wansem, of which Mr. van der Wansem disclaims beneficial ownership; and (iv) 25,000 shares for Mr. van der Wansem represented by options exercisable within 60 days of March 29, 2007.
(3)	Includes 12,910 shares for Dr. Chu, 15,886 shares for Mr. Wrinn, 17,386 shares for Mr. Beard, 9,277 shares for Mr. Wyman, 9,277 shares for Mr. Parkhill, 7,500 shares for Mr. Kealy and 13,500 shares for Mr. Griffin represented by options exercisable within 60 days of March 29, 2007.
(4)	Includes 110,736 shares represented by options, which are exercisable within 60 days of March 29, 2007.
(5)	Includes 1,000 shares held jointly by Mr. Wrinn and his wife.
(6)	Mr. Beard is the direct owner of 5,000 shares and indirectly owns and shares the power to vote or dispose of 5,000 shares as the co-trustee of shares held in a family partnership of which Mr. van der Wansem is general partner.

(7)	This information is based on a Schedule 13G/A filed with the SEC on February 14, 2007. Wellington Management Company, LLP has shared dispositive power covering 1,283,160 shares of the Company’s Common Stock. Wellington Management Company has shared voting power covering 673,860 shares of the Company’s Common Stock.
(8)	This information is based on a Schedule 13G filed with the SEC on February 13, 2007. T. Rowe Price Associates, Inc. has sole dispositive power covering 737,400 shares of the Company’s Common Stock. T. Rowe Price Small-Cap Value Fund, Inc. has sole voting power covering 675,000 shares of the Company’s Common Stock.
(9)	This information is based on a Schedule 13G filed with the SEC on February 8, 2007. Bank of America Corporation has shared voting power covering 492,047 of the Company’s Common Stock, and shared dispositive power covering 639,983 shares of the Company’s Common Stock. NB Holdings Corporation has shared voting power covering 492,047 of the Company’s Common Stock, and shared dispositive power covering 639,983 shares of the Company’s Common Stock. Bank of America, National Association has sole voting power covering 88,348 shares of the Company’s Common Stock, shared voting power covering 403,699 shares of the Company’s Common Stock, sole dispositive power covering 100,262 shares of the Company’s Common stock and shared dispositive power covering 539,721 shares of the Company’s Common Stock. Columbia Management Group, LLC has shared voting power covering 399,324 shares of the Company’s Common Stock and shared dispositive power covering 539,721 shares of the Company’s Common Stock. Columbia Management Advisors, LLC has sole voting power covering 399,324 shares of the Company’s Common Stock and sole dispositive power covering 539,721 shares of the Company’s Common Stock.

Election of Directors

The Company has nominated the people in the chart below to be elected to the Company’s Board.

The persons named in the enclosed proxy intend to vote each share, as to which a proxy has been properly executed and returned and not revoked, to fix the number of directors at six and in favor of the election as directors of the six nominees named below, all of whom are currently directors of BTU, unless authority to vote for the election of any or all of such nominees is withheld by marking the proxy to that effect.

The persons elected as directors will serve until the next annual meeting of stockholders and until their successors are elected and shall qualify. It is expected that each of the nominees will be able to serve, but if any nominee is unable to serve, the proxies reserve discretion to vote or refrain from voting for a substitute nominee or nominees or to fix the number of directors at a lesser number.

Name	Business Experiences and Current Directorships	Age	Director Since
Paul J. van der Wansem	President, Chief Executive Officer (1979-2002) of the Company; returned to position in October 2004. Chairman of the Board of Directors of the Company (1979-present). Director, Center for Quality of Management, a non-profit organization, until August, 2006.	67	1979

J. Chuan Chu	Director; Chairman of Columbia International Corporation, an engineering firm; Senior Advisor, Office of the President of SRI International, an international consulting firm.	87	1991

Joseph F. Wrinn	Director; Vice President, Business Development of Teradyne, Inc. (2004-present); Vice President, Platform Engineering of Teradyne, Inc. (2000-2004).	53	1999

John E. Beard	Director; Of Counsel, Ropes & Gray LLP, a law firm; Partner 1967-2000; Trustee, Century Shares Trust, a mutual fund; Trustee, Century Small Cap Select Fund, a mutual fund.	74	2002

Name	Business Experiences and Current Directorships	Age	Director Since
G. Mead Wyman	Director; Director, Grupo Guayacan, Inc., a Puerto Rico based non-profit private equity management company; Director, Strategic Lumber Resources Inc., a private company. Retired Senior Vice President, Treasurer and Chief Financial Officer, Mercury Computer Systems Inc.	66	2004

J. Samuel Parkhill	Director; President and Chief Executive Officer, The Hall Corporation, a privately held company (1995-present).	69	2004

During 2006, the Board held eight meetings. Each of the directors attended at least 85% of all Board and relevant committee meetings during the year.

Although there are no dispositive qualifications for service as a director of the Company, the Company seeks candidates who will have the integrity, business experience, commitment and independence to act in the best interest of the Company and its stockholders. Each director is urged to suggest appropriate candidates to the Chairman of the Board for consideration. The Board will also consider recommendations by stockholders and will evaluate any such recommended candidates against the same criteria as internally generated candidates. A stockholder may recommend a nominee by writing to Director Nominations, Board of Directors, BTU International, Inc., 23 Esquire Road, N. Billerica, MA 01862. Any nominees for the Board of the Company will be evaluated and recommended by a majority of the independent directors.

All members of the Company’s Board, except for Paul van der Wansem, are independent as defined in Rule 4200(a)(15) of the NASDAQ listing standards. Our Board members are encouraged to attend the Company’s Annual Meeting. In some cases, this has been impractical due to other obligations. Last year, all members of the Board, with the exception of Mr. Parkhill, attended the Annual Meeting.

The current members of the Company’s committees are identified below:

Name	Audit Committee	Compensation Committee	Governance Committee
Paul J. van der Wansem			X
J. Chuan Chu		X	X
Joseph F. Wrinn	X	Chair
John E. Beard			Chair
G. Mead Wyman	Chair	X
J. Samuel Parkhill	X	X

The Company did not have a Nominating Committee in 2006. The size of the Board was deemed sufficient, thus a Nominating Committee meeting was not necessary.

The Audit Committee selects and oversees the independent public accountants to be engaged by the Company; reviews with the independent public accountants and management the Company’s internal accounting procedures and controls; reviews with the independent public accountants the scope and results of their audit of the consolidated financial statements of the Company; reviews the adequacy of its charter; and performs other activities as the Board or the Committee deems appropriate. All Audit Committee members are independent as defined in Rule 4200(a)(15) of the NASDAQ listing standards. The Board determined that Mr. Wyman is an “audit committee financial expert.” The current Audit Committee charter is available on the Company’s website at www.btu.com. The Committee held seven meetings during 2006.

The Compensation Committee administers the Company’s stock option and compensation plans; reviews and evaluates the total compensation for the Company’s executive officers; assists the Board in developing and evaluating potential candidates for executive positions; oversees the development of executive succession plans;

evaluates the Chief Executive Officer; reviews the adequacy of its charter; and reviews other matters as the Board or the Committee deems appropriate. The current Compensation Committee charter is available on the Company’s website at www.btu.com. The Committee held two meetings during 2006.

The Governance Committee manages the selection of director nominees; reviews corporate governance principles, and oversees the evaluation of the Board and its dealings with management and appropriate committees of the Board. The Committee held three meetings during 2006.

Communications from Stockholders

Any stockholder wishing to communicate with the Board may do so by writing to the Board of Directors, c/o BTU International, Inc., 23 Esquire Road, N. Billerica, Massachusetts 01862. These communications will be forwarded to the Chairman of the Audit Committee, who will determine what action to take with respect to the communication, including where appropriate, providing copies of the communication to the other directors.

Executive Compensation

The following table sets forth information with respect to compensation paid to or accrued on behalf of the persons who as of December 31, 2006 were the Chief Executive Officer, Chief Accounting Officer and the two other executive officers of the Company (the “Named Executive Officers”), for services to the Company for the year 2006.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($) (1)	Stock Awards ($)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($) (3)	Total ($)
Paul J. van der Wansem Chairman and Chief Executive Officer	2006	425,000	—	81,969	65,498	31,338	603,805

Thomas P. Kealy Vice-President, Chief Accounting Officer and Corporate Controller	2006	136,375	2,625	15,574	16,199	5,530	176,303

James M. Griffin Vice-President, Global Operations and Marketing and Corporate Officer	2006	141,601	2,250	15,836	13,455	5,520	178,662

Thomas F. Nash Vice-President, Global Sales and Service and Corporate Officer	2006	157,500	3,000	16,761	18,714	5,988	201,963

(1)	In the case of Mr. van der Wansem, $100,000 is from cash compensation paid for his service as Chairman of the Board in 2006.
(2)	See Note 8 to the consolidated financial statements included in our Form 10-K filed March 16, 2007 for a discussion of the assumptions used under SFAS 123R to value equity based compensation.
(3)	The amounts in the All Other Compensation column include amounts paid for an automobile allowance and a company match on a qualified 401(k) plan. In the case of Mr. van der Wansem, $25,000 represents an advance paid for his service as Chairman of the Board in 2007.

Grants of Plan-Based Awards

The following table sets forth information with respect to options granted to the Named Executive Officers during 2006.

GRANTS OF PLAN-BASED AWARDS IN 2006

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Option Awards: Number of Securities Underlying Options (#) (1)	Exercise or Base Price of Option Awards ($/Sh) (2)	Closing Price of Stock on Grant Date	Grant Date Fair Value of Stock and Option Awards ($) (3)
		Threshold ($)	Target ($)	Maximum ($)
Paul J. van der Wansem	2/16/2006	$32,500	$130,000	$276,250
	6/14/2006				60,000	$13.16	$13.44	$429,600

Thomas P. Kealy	2/16/2006	$8,523	$34,094	$75,006
	6/14/2006				12,000	$13.16	$13.44	$85,920

James M. Griffin	2/16/2006	$7,080	$28,320	$63,720
	6/14/2006				12,000	$13.16	$13.44	$85,920

Thomas F. Nash	2/16/2006	$9,844	$39,375	$86,625
	6/14/2006				14,000	$13.16	$13.44	$100,240

(1)	The options listed above become exercisable with respect to one-fourth of the shares on each of the four anniversaries of the date of the grant.
(2)	The exercise price is equal to the average of the high and low prices of the Company’s Common Stock on the date of the grant.
(3)	See Note 8 to the consolidated financial statements included in our Form 10-K filed March 16, 2007 for a discussion of the assumptions used under SFAS 123R to value equity based compensation.

The table below sets forth information with respect to option exercises during 2006 and the number and aggregate value as of December 31, 2006 of options held by the Named Executive Officers.

OUTSTANDING EQUITY AWARDS AT 2006 YEAR-END

	Option Awards				Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) (1) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)
Paul J. van der Wansem	50,000		$1.86	6/30/2007
	12,500	37,500	$3.00	2/18/2012
		60,000	$13.16	6/14/2013

Thomas P. Kealy	3,750		$1.86	12/17/2009	2,625	$25,725
	3,750	1,875	$3.50	12/22/2010
		12,000	$13.16	6/14/2013

James M. Griffin	7,500		$1.86	12/17/2009	2,250	$22,050
	6,000	2,000	$3.50	12/22/2010
		12,000	$13.16	6/14/2013

Thomas F. Nash	1,250	2,500	$4.67	1/12/2011	3,000	$29,400
		14,000	$13.16	6/14/2013

(1)	The awards listed above vest in quarters, with 25% vesting on each of the first, second, third, and fourth anniversaries of the date of grant.

All of the stock and option awards listed above were granted under the 2003 Equity Incentive Plan (the “2003 Plan”). The 2003 Plan allows for the award of stock and stock options to employees, directors and consultants. Under the terms of the 2003 Plan, other stock awards can also be granted at the discretion of the Compensation Committee.

OPTION EXERCISES AND STOCK VESTED IN 2006

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Paul J. van der Wansem	22,500	$175,613	—	$—
Thomas P. Kealy	—	$—	875	$14,849
James M. Griffin	—	$—	750	$12,728
Thomas F. Nash	—	$—	1,000	$16,970

Employment Contracts

In 2003, the Company entered into an executive retirement agreement with Mr. Paul J. van der Wansem, its then former President and Chief Executive Officer. As part of that agreement, Mr. van der Wansem agreed to provide, at the Company’s request and subject to certain limitations, consulting services over a four-year period ending June 2007 for $204,000 per year. In addition, the Company agreed to compensate Mr. van der Wansem at a rate of $100,000 per year in connection with his responsibilities as Chairman of the Board for the period July 2003 through June 2007.

In October 2004, Mr. van der Wansem resumed his positions as President and Chief Executive Officer of the Company. In connection with rejoining the Company, Mr. van der Wansem and the Company agreed that the Company will cease making consulting payments to him under the executive retirement agreement, but that upon his termination of employment, the Company would make a lump-sum payment to him equal to the forgone consulting payments. If his employment terminates before the end of the consulting period, the consulting period would resume on that date.

In June 2005, Mr. van der Wansem and the Company entered into an amendment to the executive retirement agreement to cancel all of the Company’s obligations under the consulting portion of that agreement in exchange for the immediate delivery of 80,000 shares of the Company’s Common Stock. In addition, the Company agreed to make either a cash payment of $282,600 to Mr. van der Wansem, or Mr. van der Wansem at his election may receive the entire value of the cash payment in shares of the Company’s Common Stock, upon the first to occur of the following events: (i) a change in control, (ii) if Mr. van der Wansem’s employment as Chief Executive Officer is terminated, six months following the date of termination or (iii) June 30, 2007.

Under a separate June 2005 agreement, Mr. van der Wansem receives a salary at the annual rate of $325,000, payable in accordance with the regular payroll practices of the Company. He is also generally entitled to participate in any and all benefit plans from time to time in effect for Company executives.

The amount of bonus compensation for which Mr. van der Wansem is eligible in each fiscal year ranges from 0% to 80% calculated on the basis of $350,000 of annual income and will be 40% of that amount if the Board determines that the Company has achieved all of its performance at targeted levels.

If Mr. van der Wansem’s employment is terminated in the event of death or disability or if he terminates his employment with the Company for other than good reason, then the Company will pay to him: (i) base salary through the termination date, (ii) vacation earned but not used, (iii) any bonus for the preceding year to the extent earned but not yet paid, (iv) if he has worked at least 90 days during the fiscal year, a pro-rated portion of the current year’s bonus, and (v) business expenses incurred but not yet paid.

If Mr. van der Wansem is terminated by the Company for cause, then the Company will pay to him: (i) base salary through the termination date, (ii) vacation earned but not used, (iii) any bonus for the preceding year to the extent earned but not yet paid and (iv) business expenses incurred but not yet paid.

If Mr. van der Wansem is terminated by the Company for reasons other than for cause, or if he terminates his employment with the Company for good reason then the Company will pay to him: (i) base salary through the termination date, (ii) vacation earned but not used, (iii) any bonus for the preceding year to the extent earned but not yet paid, (iv) if he has worked at least 90 days during the fiscal year, a pro-rated portion of the current year’s bonus, (v) business expenses incurred but not yet paid, and (vi) an amount equal to his base salary, at his then current rate of pay, for a period equal to twelve months. In addition, the Company will continue Mr. van der Wansem’s medical and dental payments for six months after termination and his automobile allowance for three months after termination.

If a change of control occurs and if Mr. van der Wansem’s employment is terminated for a reason other than for cause, the Company will pay to him: (i) base salary through the termination date, (ii) vacation earned but not used, (iii) any bonus for the preceding year to the extent earned but not yet paid, (iv) any bonus for the fiscal year of the termination, pro-rated based on the number of days during which Mr. van der Wansem was employed by the Company, (v) business expenses incurred but not yet paid and (vi) an amount equal to his base salary, at his then current rate of pay, paid in a single lump-sum payment. Additionally, the Company will accelerate the exercisability of any options and cancel any restrictions on any restricted stock he holds.

If Mr. van der Wansem’s employment is terminated and a change in control occurs in the following four months, the Company will pay to Mr. van der Wansem a lump sum payment reflecting his aggregate remaining severance payments and the difference between the exercise price and the closing price (on the date of the change of control) on all options held by Mr. van der Wansem at his termination that were cancelled or expired.

Mr. van der Wansem has agreed to confidentiality provisions and to a one-year non-competition covenant.

On December 7, 2005, each of Thomas P. Kealy, James M. Griffin and Thomas F. Nash (each, the “Executive”), executed an agreement (each, an “Agreement” and together the “Agreements”) with the Company. The Agreements provide as follows:

•

In the event that the Company terminates the Executive’s employment other than for cause, the Company will continue to pay the Executive for up to 12 months, will continue to contribute to the premium cost of the Executive’s medical and dental coverage during this period, and will pay a pro rata portion of the Executive’s bonus for the year of termination.

•

In the event that within one year of a change in control the Company terminates the Executive’s employment other than for cause or the Executive terminates his employment for good reason, the Company will make a lump-sum payment to the Executive equal to 12 months of the Executive’s base salary and a pro rata bonus. In addition, for 12 months following the date of termination, the Company will continue to contribute to the premium cost of the Executive’s medical and dental coverage.

•

If a change of control occurs, and (i) the Executive remains employed by the Company on the date that is six months thereafter or (ii) the Company terminates the Executive’s employment other than for cause before six months thereafter, the Company will provide the Executive with either (A) a cash payment equal to the value of 10,000 shares of the Company’s Common Stock at the time of the change of control or (B) at the Company’s option, if the Company is the surviving corporation, 10,000 shares of the Company’s Common Stock.

•	Each Executive also agrees to comply with certain confidentiality, standstill and non-solicit covenants.

Estimated Payments Upon Severance or Change-in-Control

Upon certain types of terminations of employment not related to a change in control of the Company, severance benefits may be paid to the Named Executive Officers. Similarly, the Named Executive Officers may be entitled to change-in-control severance payments. The specific severance payments for each of the Named Executive Officers are discussed in the portion of this proxy titled “Employment Contracts.”

Under the agreements with the Named Executive Officers, each Named Executive Officer would be entitled to receive the estimated benefits indicated in the table below. These amounts are estimates only and do not necessarily reflect the actual amounts that would be paid to the Named Executive Officers, which would be known only at the time that they become eligible for payment and would be payable only if events triggering the severance payment actually occurred.

The table reflects the amount that could be payable under the various arrangements assuming that the triggering event occurred on December 31, 2006.

Potential Payments Upon Termination or Change-in-Control

	Termination Other Than for Cause/Good Reason (1)			6 Months After Change in Control (3)	Change in Control (4)
	Base Salary ($)	Medical & Dental ($)	Bonus ($) (2)	Fair Market Value of 10,000 shares ($)	Base Salary ($) (6)	Medical & Dental ($)	Bonus ($) (2)	Retirement Benefit	Estimated Benefit of Acceleration of Options ($) (7)
Paul J. van der Wansem (5)	325,000	2,985	65,498	—	325,000	—	65,498	282,600	255,000
Thomas P. Kealy	136,375	5,970	16,199	98,000	136,375	5,970	16,199	—	32,655
James M. Griffin	141,601	9,299	13,455	98,000	141,601	9,299	13,455	—	30,465
Thomas F. Nash (8)	118,125	6,974	18,714	98,000	118,125	6,974	18,714	—	28,215

(1)	These payments will be triggered in the event the Company terminates the Executive’s employment for reasons other than for cause, or if the Executive terminates employment for good reason.
(2)	These bonuses are the actual incentive bonuses earned for 2006 as discussed under the heading Cash Incentive Compensation in the Compensation Discussion and Analysis.
(3)	These payments will be triggered in the event that the Executive remains employed by the Company on the date that is six months after a change in control, or if the Company terminates the Executive’s employment within six months after a change in control.
(4)	For Mr. Kealy, Mr. Griffin and Mr. Nash these payments will be triggered in the event that, within one year of a change in control, the Company terminates the Executive’s employment for reasons other than for cause or the Executive terminates his employment for good reason.
(5)	Mr. van der Wansem’s employment agreement does not specify a period of time after a change in control within which termination must occur to trigger change in control payments. If Mr. van der Wansem’s employment is terminated, and a change in control takes place in the following four months, Mr. van der Wansem will receive a single payment equal to the sum of his remaining severance payments, including a single payment equal to his base salary of $325,000, as well as the difference between the exercise price and the closing price on the date of the change of control of all stock options that were cancelled or expired. Additionally, Mr. van der Wansem is entitled to receive a single payment of $282,600 or Mr. van der Wansem at his election may receive the entire value of the cash payment in shares of the Company’s Common Stock, upon the first to occur of the following events: (i) a change in control, (ii) if Mr. van der Wansem’s employment as Chief Executive Officer is terminated, six months following the date of termination or (iii) June 30, 2007. This amount is reflected in the Retirement Benefit column above.
(6)	All payments reflected in this column will be paid in a lump-sum payment.
(7)	Amounts in this column represent the difference between the average of the high and low prices of the Company’s Common Stock on December 31, 2006 and the exercise price of the option award.
(8)	As of December 31, 2006, Mr. Nash had only accrued 9 months of severance and medical and dental benefits.

Equity Compensation Plan Benefit Information

The following table gives information about the Company’s Common Stock that may be issued upon the exercise of options, warrants and rights under all of the Company’s existing equity compensation plans as of December 31, 2006.

EQUITY COMPENSATION PLAN INFORMATION

Plan Category	(a) Number of securities to be issued upon exercise of outstanding options, warrants, and rights	(b) Weighted-average exercise price of outstanding options, warrants, and rights	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by shareholders	588,237	$6.66	766,801	(1)
Equity compensation plans not approved by shareholders	N/A	N/A	N/A
Total	588,237	$6.66	766,801

(1)	Up to 100,000 shares of Common Stock may be issued other than upon the exercise of options, warrants and rights under the Company’s 2003 Equity Incentive Plan.

Directors’ Compensation

The table below shows information concerning the compensation for services in all capacities paid to the Company’s Board for the fiscal year ended December 31, 2006.

DIRECTOR COMPENSATION FOR 2006

Name	Fees Earned or Paid in Cash ($) (1)	Option Awards ($) (2)	Total ($)
J. Chuan Chu	$10,250	$16,230	$26,480
Joseph F. Wrinn	$13,000	$16,230	$29,230
John E. Beard	$12,750	$16,230	$28,980
G. Mead Wyman	$13,000	$16,806	$29,806
J. Samuel Parkhill	$10,500	$16,806	$27,306

(1)	Mr. van der Wansem’s compensation for services as a Director is reflected in the Summary Compensation Table.
(2)	See Note 8 to the consolidated financial statements included in our Form 10-K filed March 16, 2007 for a discussion of the assumptions used under SFAS 123R to value equity based compensation.

On May 19, 2006, Dr. Chu, Mr. Wrinn, Mr. Beard, Mr. Wyman and Mr. Parkhill each received an option to purchase 2,000 shares of Common Stock with an exercise price equal to the closing price of the stock on that date ($16.70 per share) under the Company’s 1998 Stock Option Plan for Non-Employee Directors. These options become exercisable with respect to one-fourth of the shares on each of the first four anniversaries of the date of grant, and expire seven years from the date of grant.

The Company’s compensation for non-employee directors is as follows:

1.	New directors receive 4,000 shares upon appointment to the Board.

2.

The annual retainer is $10,000, which can be paid either in two equal cash payments or one payment in cash and the second in stock options. The formula for options granted pursuant to any such election by a director is equal to twice the number of shares determined by dividing the cash amount by the average of the high and low prices of the Common Stock on the date of the award. The exercise price of such options is equal to the average of the high and low prices of the Common Stock on the date of the award.

3.	Directors serving as chairman of committees receive an extra $2,500 per year in cash.

4.	Directors each receive an annual grant of 2,000 stock options.

5.	Attendance at Board meetings and committee meetings (if separate from a Board meeting) is compensated at the rate of $750 and $500 per meeting, respectively.

Compensation Discussion and Analysis

Executive Compensation Objectives

The Company’s executive compensation program is designed to attract, retain and motivate executive officers capable of leading the Company and driving the achievement of its business objectives. The Compensation Committee utilizes compensation components that help the Company to execute against its short and long-term business objectives. These business objectives include positioning the Company to execute on growth opportunities, enhancing its presence in China and creating long-term shareholder value.

An Overview of Our Executive Compensation Components

The principal elements of the Company’s compensation are base salary, cash incentive compensation and equity incentive compensation. The Company’s financial and operating performance, including the Company’s net income per share, is a key factor in determining how much of each of these elements to award to an executive officer. In addition to the financial performance of the Company, the Compensation Committee also considers the achievement of other business objectives, including market share growth, when determining the overall level of executive compensation. While competitive market compensation paid by other companies is one of the many factors that the Compensation Committee considers in assessing total compensation, it does not rely solely on market data to determine executive officer compensation. Instead, the Committee strives to achieve an appropriate mix between cash payments and equity incentive awards to meet its objectives.

Base Salary. Base salaries for executive officers are set at levels that the Compensation Committee believes are sufficient to attract and retain qualified executive officers based on the market practices of other companies in our revenue range. The amount of the base salary of an executive officer is generally based on an analysis of public data from proxy statements, the executive officer’s level of responsibility and the officer’s expected contribution to the results of the business.

Cash Incentive Compensation. The Compensation Committee believes that a portion of the total cash compensation should be based on the Company’s success in meeting short-term performance objectives. However, the Compensation Committee seeks to ensure that the short-term cash incentive goals are not myopic, and instead reinforce the Company’s long-term business objectives. In furtherance of this philosophy, the Committee awards bonuses based on the achievement of specified levels of the Company’s net income per share and certain other business goals, which are aimed at the Company’s longer-term performance. The Compensation Committee believes that providing a portion of each executive officer’s annual compensation as an incentive bonus, and the contingent nature of that bonus, creates an incentive for the executive officer to execute on both the short- and long-term goals of the Company. These cash incentive bonuses are awarded under the Company’s annual Executive Incentive Compensation Plan.

Equity Incentive Compensation. Equity compensation is a key component of the Company’s compensation program. Stock option awards are designed to retain executive officers and to motivate them to enhance stockholder value by aligning the financial interests of executive officers with those of stockholders generally. Stock options are awarded by the Compensation Committee to executive officers primarily based on their responsibilities and expected contributions to the Company’s growth, development and profitability.

The Compensation Committee uses public data from proxy statements, as well as other industry surveys, as one factor in setting the cash compensation portion of the executive officers’ compensation. Specifically, the Committee looks at the range of cash compensation paid to executive officers at companies with revenues between $50 and $150 million. The Committee does not benchmark, but instead considers the average amount of compensation paid by companies in the revenue range just mentioned as one factor in determining the base salary and cash incentive compensation.

Base Salary

Base salaries for the named executive officers are established based on the scope of their responsibilities, taking into account the compensation paid by other companies in the Company’s revenue range for similar positions. The Compensation Committee believes that the Company’s base salaries should be externally competitive.

Based on the compensation objectives mentioned above and Mr. van der Wansem’s employment agreement, Mr. van der Wansem’s base salary for 2006 was $425,000, of which $100,000 relates to his services as Chairman of the Company’s Board, with the remainder based on an agreement entered into before he returned as the Company’s Chief Executive Officer. The base salaries for Mr. Kealy, Mr. Griffin and Mr. Nash were $136,375, $141,601 and $157,500, respectively.

Cash Incentive Compensation

Each of the named executive officers is eligible for an annual cash incentive bonus under the Company’s Executive Incentive Compensation Plan. The amount of the cash bonus depends on the level of achievement of stated financial and non-financial performance goals, with a target set as a percentage of base salary. The Compensation Committee approves the participants, target cash bonus percentages, the net income per share levels, and the actual cash bonus awards for all executive officers. The parameters of the Company’s annual Executive Incentive Compensation Plan are set by the Compensation Committee in the first quarter of the year, typically in February. In 2006, the Compensation Committee approved the following target bonus awards (as a percentage of base salary): 40% for the Chief Executive Officer and a range of 20-25% for the other named executives officers. No award is made under the Executive Incentive Plan unless the net income per share reaches a threshold amount determined by the Compensation Committee, which in 2006 was $0.90 per share. If net income per share meets the threshold, then the bonus pool is funded at 25%. For net income per share amounts between the threshold and the target, which in 2006 was $1.20 per share, the cash incentive bonus is interpolated on a straight-line basis from 25% to 100%. If net income per share exceeds the target amount, then an additional bonus is possible up to a maximum amount, which was (as a percentage of base salary): 80% for the Chief Executive Officer and a range of 40-50% for the other Named Executive Officers. In 2006, the net income per share amount necessary to reach the maximum payout under the Non-Equity Incentive Compensation Plan was $1.60 per share. Up to 40% of the cash incentive bonus is payable subject to the achievement of specified additional business goals of the Company.

The amount of the target bonus actually awarded to executives is determined by the Compensation Committee based on the achievement of the net income per share amounts listed above and an analysis of whether the executives have met certain Company goals. Examples of these goals include metrics related to the Company’s Chinese operations, average quarterly inventory levels, and growth in an area of the Company’s business. In its discretion, the Compensation Committee may award bonus payments to the Named Executive Officers below the amounts determined using these calculations. The Company did not exercise this discretion in 2006.

In 2006, the Compensation Committee awarded Mr. van der Wansem an incentive bonus of $65,498, and Mr. Kealy, Mr. Griffin and Mr. Nash were awarded bonuses of $16,199, $13,455 and $18,714, respectively. The Compensation Committee awarded these amounts based on the achievement of net income per share of $0.98 and the satisfactory achievement of other Company business objectives.

Equity Incentive Compensation

The Compensation Committee’s practice is to make annual equity awards as part of its overall philosophy of performance based compensation. The Compensation Committee believes that stock option awards provide the executive officers with a strong incentive for long-term corporate performance and the creation of stockholder value. The Compensation Committee, together with the Chief Executive Officer, reviews the number of shares available under the Company’s equity incentive option pool and determines an aggregate number of stock options to award in a given year. Once the aggregate annual number is determined, the Chief Executive Officer makes a recommendation to the Compensation Committee regarding the size of the stock option award to each executive officer other than himself. For those executive officers, the Chief Executive Officer considers the executive officer’s contribution and role within the Company, as well as the amount of that officer’s compensation that is realizable from prior years. The Compensation Committee considers the same two factors in determining the amount of stock options to award to the Chief Executive Officer. The Committee also considers whether the amount of the option award to the Chief Executive Officer is externally competitive. The Compensation Committee then reviews the equity incentives levels to ensure they create a meaningful opportunity for reward and the creation of long-term shareholder value.

The stock options awarded to the Named Executive Officers in 2006 were granted under, and subject to, the 2003 Equity Incentive Plan, and typically vest 25% upon the first anniversary of the date of grant and 25% upon each subsequent anniversary. The exercise price is the average of the high and low prices of the Company’s Common Stock on the NASDAQ Global Market on the date of grant.

In 2006, Mr. van der Wansem was awarded 60,000 stock options under the 2003 Equity Incentive Plan. Mr. Kealy, Mr. Griffin and Mr. Nash were each awarded 12,000, 12,000 and 14,000 stock options, respectively.

Processes and Procedures

Compensation Committee Responsibility. The Compensation Committee is responsible for reviewing and evaluating the total compensation for our executive officers, including our Chief Executive Officer. The Compensation Committee also: assists the Board in developing and evaluating potential candidates for executive positions, oversees the development of executive succession plans, evaluates the Chief Executive Officer, reviews the adequacy of its charter, and reviews other matters as the Board or the Committee deems appropriate.

The Committee usually meets at least twice a year, once in the first quarter of the year to approve the Executive Incentive Compensation Plan participants, targets and goals, and once later in the year to approve the overall compensation of the Company’s executive officers and to make annual equity grants. However, beginning in 2007, the Compensation Committee will also meet on the date of the Company’s Annual Meeting and will make the annual equity grants at that time. While a majority of the Company’s equity incentive awards are annual grants, the Compensation Committee retains the discretion to make additional awards to employees at other times, including for new hires, promotions, retention purposes, or for other circumstances as recommended by the Chief Executive Officer.

Role of the Chief Executive Officer in the Compensation Process. Our Chief Executive Officer recommends compensation levels for all of the executive officers of the Company other than himself. The Compensation Committee considers the recommendations from the Chief Executive Officer, and in consultation with the Chief Executive Officer, generally approves these recommendations for the other executive officers.

Role of Compensation Consultants in the Compensation Process. The Compensation Committee does not currently employ a compensation consulting firm, although its charter provides the Committee with the authority to retain or terminate such a consulting firm in its discretion.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on these reviews and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement for filing with the Securities and Exchange Commission.

Compensation Committee

G. Mead Wyman

J. Samuel Parkhill

J. Chuan Chu

Joseph F. Wrinn, Chairman

Report of the Audit Committee

The Audit Committee has reviewed and discussed the Company’s audited consolidated balance sheets as of December 31, 2006 and 2005 and the related consolidated statements of operations, comprehensive income, stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2006, with the Company’s management. The Audit Committee has discussed with Vitale, Caturano and Co. P.C. (“Vitale”), the Company’s independent accountants, the matters required to be discussed by Statement of Auditing Standards No. 61 (concerning the accounting methods used in the financial statements).

The Audit Committee has also reviewed with Vitale the Independence Standards Board No.1 concerning the matters that may affect the accountant’s independence and has discussed with Vitale its independence. The Audit Committee has also received written disclosures from Vitale as required by Independence Standards Board No. 1. Based on the foregoing review and discussion, the Audit Committee recommended to the Board that the audited financial statements be included in the Company Annual Report on Form 10-K for the year ended December 31, 2006, for filing with the Securities and Exchange Commission.

Audit Committee

J. Samuel Parkhill

Joseph F. Wrinn

G. Mead Wyman, Chairman

Principal Accounting Fees and Services

The Board, upon the recommendation of the Audit Committee, selected Vitale as the independent auditor of the Company for the year ending December 31, 2006. The Audit Committee has not yet formally recommended an independent auditor for the year ending December 31, 2007. This will be addressed at our Audit Committee meeting currently scheduled for May 18, 2007.

The following table describes the fees that Vitale billed to the Company for the fiscal years ended December 31, 2006 and December 31, 2005.

	Audit Fees (1)	Audit-Related Fees		Tax Fees (2)	Other Fees		Total Fees
2006	$423,987	$0		$2,500	$0		$426,487
2005	$156,296	$10,500	(3)	$29,000	$45,113	(4)	$240,909

(1)	Services provided relating to the audit of the Company’s consolidated financial statements and internal control over financial reporting.
(2)	Services provided to file federal and state tax returns and related matters.
(3)	Services provided relating to Sarbanes-Oxley and a proposed sale-leaseback transaction.
(4)	Services provided relating to the Company’s registration statement filed on Form S-3.

The Audit Committee pre-approves the amount and scope of all services provided by Vitale. The Audit Committee approved 100% of the services listed in the table above.

Audit Matters

Vitale has examined the financial statements of the Company for the year ended December 31, 2006. A representative of Vitale is expected to be present at the Annual Meeting and will have the opportunity to make a statement and to respond to appropriate questions from stockholders.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s directors, officers and any persons holding more than ten percent of the Company’s Common Stock to file with the Securities and Exchange Commission reports regarding their holdings of and transactions in the Common Stock of the Company. The Company believes that, during 2006, its directors and officers satisfied all of these filing requirements for 2006, except for two reports that were not filed on a timely basis: one report on Form 4 of Mr. Beard relating to a single transaction and one report on Form 4 of Dr. Chu relating to a single transaction. The first delinquency was caused by a change in filing codes that the Company was unaware of and the second by the Company being unaware of information to file Form 4 in a timely manner.

In making these statements, the Company has relied on the written representations of its directors and officers and copies of the reports that they have filed with the Commission and the Company.

Stockholder Proposals

Proposals of stockholders to be included in the Company’s proxy statement for the 2008 Annual Meeting must be received by the Company at its corporate headquarters (Attn: John E. Beard, Secretary) no later than December 21, 2007.

Other Business

The Board knows of no other business that will come before the meeting, except as described in the accompanying Notice of Annual Meeting of Stockholders. However, as to any such business, the persons designated as proxies will have discretionary authority to act in their best judgment.

002CS-12479

BTU International, Inc.

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	000004	000000000.000000 ext	000000000.000000 ext
MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6		000000000.000000 ext 000000000.000000 ext	000000000.000000 ext 000000000.000000 ext

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Annual Meeting Proxy Card

Ú  PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  Ú

A	Election of Directors — The Board of Directors recommends a vote FOR all the nominees listed.

1.	To fix the number of Directors for the ensuing year at (6) and to elect the following (6) Directors.									+

		For	Withhold		For	Withhold		For	Withhold
	01 - Paul J. van der Wansem	☐	☐	02 - G. Mead Wyman	☐	☐	03 - J. Chuan Chu	☐	☐

	04 - John E. Beard	☐	☐	05 - Joseph F. Wrinn	☐	☐	06 - J. Samuel Parkhill	☐	☐

B	Non-Voting Items
Change of Address — Please print new address below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
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■	C 1234567890 J N T 1 U P X 0 1 3 2 6 4 1	MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND	+

<STOCK#>                00PNFA

Ú  PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  Ú

Proxy — BTU International, Inc.

ANNUAL MEETING

MAY 18, 2007

The undersigned hereby constitutes and appoints Paul J. van der Wansem and Thomas P. Kealy, or either of them with full power of substitution to each, proxies to vote and act at the Annual Meeting of Stockholders on May 18, 2007 at 10:00 a.m., and at any adjournments thereof, upon and with respect to the number of shares of Common Stock of the company as to which the undersigned may be entitled to vote or act. The undersigned instructs such proxies, or their substitutes, to vote in such manner as they may determine on any matters which may come before the meeting, all as indicated in the accompanying Notice of Meeting and Proxy Statement, receipt of which is acknowledged, and to vote on the following as specified by the undersigned. All proxies heretofore given by the undersigned in respect of said meeting are hereby revoked.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. Unless otherwise specified in the boxes provided on the reverse side hereof, the proxy will be voted IN FAVOR of all nominees for director and in the discretion of the named proxies as to any other matter that may come before this meeting or any adjournment thereof.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

SEE REVERSE SIDE